Exhibit A
     Kathleen M. Dolan is a co-Trustee of each of the Charles F. Dolan Children Trust FBO James L. Dolan (with Paul J. Dolan as co-Trustee), the Charles F. Dolan Children Trust FBO Patrick F. Dolan (with Mary S. Dolan as co-Trustee), the Charles F. Dolan Children Trust FBO Thomas C. Dolan (with Matthew J. Dolan as co-Trustee), the Charles F. Dolan Children Trust FBO Kathleen M. Dolan (with Paul J. Dolan as co-Trustee), the Charles F. Dolan Children Trust FBO Marianne Dolan Weber (with Matthew J. Dolan as co-Trustee) and the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney (with Mary S. Dolan as co-Trustee) (hereinafter referred to, collectively, as the “Dolan Children Trusts” and individually, as a “Dolan Children Trust”), which as of March 8, 2011, beneficially owned in the aggregate 271,228 shares of Class A Common Stock and 5,468,695 shares of Class B Common Stock.
     The following table lists each Dolan Children Trust’s name and the name of its beneficiary (each a “Current Beneficiary”) .

Name of Trust	Current Beneficiary
Charles F. Dolan Children Trust FBO James L. Dolan	James L. Dolan
Charles F. Dolan Children Trust FBO Patrick F. Dolan	Patrick F. Dolan
Charles F. Dolan Children Trust FBO Thomas C. Dolan	Thomas C. Dolan
Charles F. Dolan Children Trust FBO Kathleen M. Dolan	Kathleen M. Dolan
Charles F. Dolan Children Trust FBO Marianne Dolan Weber	Marianne Dolan Weber
Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney	Deborah A. Dolan-Sweeney
     For each Dolan Children Trust other than the Dolan Children Trust for the benefit of Kathleen M. Dolan, distributions of income and principal can be made in the discretion of the Trustees to the Current Beneficiary. For the Dolan Children Trust for the benefit of Kathleen M. Dolan, distributions of income and principal can be made in the discretion of the non-beneficiary Trustee to the Current Beneficiary. The Current Beneficiary of each Dolan Children Trust has the power to appoint additional or successor Trustees, including himself or herself, and to remove Trustees with respect to his or her trust. In the event that a Current Beneficiary becomes a Trustee of his or her trust, distributions of income and principal to the Current Beneficiary will be made in the discretion of the non-beneficiary Trustee. For each Dolan Children Trust, the Current Beneficiary has the power during his or her life to appoint all or part of the assets of his or her trust to or for the benefit of one or more of his or her descendants. Any unappointed portion of such trust will pass, in further trust, per stirpes to the Current Beneficiary’s then living descendants, or if none, per stirpes to the then living descendants of Charles F. Dolan, or if none, among the heirs-at-law of Charles F. Dolan.
     The Current Beneficiary of any Dolan Children Trust can be said to have only a contingent economic interest in the securities of the Issuer held by such Dolan Children Trust because the non-beneficiary Trustee thereof has the sole discretion to distribute or accumulate the income from each Dolan

Children Trust and the sole discretion to distribute the principal of each Dolan Children Trust to the Current Beneficiary of such Dolan Children Trust.
     Kathleen M. Dolan is the sole Trustee of the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust (collectively, the “CFD 1989 Grandchildren Trusts” and individually, a “CFD 1989 Grandchild Trust”). As of March 8, 2011, the CFD 1989 Grandchildren Trusts beneficially owned an aggregate of 30,312 shares of Class B Common Stock. All of the net income of the relevant CFD 1989 Grandchild Trust is to be distributed to the respective beneficiary. In addition, during the continuance of the relevant CFD 1989 Grandchild Trust, the Trustee in the Trustee’s discretion may distribute the principal of the relevant CFD 1989 Grandchild Trust to or for the benefit of the respective beneficiary. Upon the respective beneficiary attaining age 40, the relevant CFD 1989 Grandchild Trust for the respective beneficiary terminates and is to be distributed to such beneficiary. If the respective beneficiary dies before attaining age 40, such beneficiary has a testamentary general power of appointment over the relevant CFD 1989 Grandchild Trust. In default of the exercise of such power of appointment, the relevant CFD 1989 Grandchild Trust will be distributed to the respective beneficiary’s then-living issue, per stirpes, or if none, to Charles F. Dolan’s then-living grandchildren, in equal shares, or if none, to Charles F. Dolan’s then-living issue, per stirpes.
     The following table lists the CFD 1989 Grandchildren Trusts and the name of the beneficiary with respect to each such trust.

Name of Trust	Beneficiary
Ryan Dolan 1989 Trust	Ryan Dolan
Tara Dolan 1989 Trust	Tara Dolan
     Each of Lawrence J. Dolan and David M. Dolan (each, a “2009 Family Trustee” and together, the “2009 Family Trustees”) is currently a trustee of the Charles F. Dolan 2009 Family Trusts (the “2009 Family Trusts”). As of March 8, 2011, the 2009 Family Trusts owned in the aggregate 79,770 shares of Class A Common Stock and 1,872,506 shares of Class B Common Stock. The property held in the 2009 Family Trusts is held in separate trusts, such that there is one trust in respect of each living child of Charles F. Dolan. The beneficiaries of each trust are the child for whom the trust was set apart and his or her descendants (each, a “Beneficiary”). As a 2009 Family Trustee, Lawrence J. Dolan has the shared power to vote and dispose of all shares held by the 2009 Family Trusts. David M. Dolan, as a 2009 Family Trustee, shares the power to vote and dispose of all shares held by the 2009 Family Trusts.
     During the life of each child of Charles F. Dolan, distributions of income and principal of his or her trust can be made in the discretion of Lawrence J. Dolan and David M. Dolan, as 2009 Family Trustees, among the Beneficiaries of each such trust. After the death or incompetence of both Charles F. Dolan and Helen A. Dolan, each child of Charles F. Dolan will have the power to appoint additional or successor Trustees, including himself or herself, and to remove Trustees with respect to his or her 2009 Family Trust. In the event that a Beneficiary becomes a Trustee of his or her 2009 Family Trust, distributions of income and principal from such 2009 Family Trust will be made in the discretion of the non-beneficiary Trustee. Charles F. Dolan has the right to substitute assets with each of the 2009 Family Trusts, subject to the 2009 Family Trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor.
     Each child of Charles F. Dolan has a testamentary power of appointment over the 2009 Family Trust for his or her benefit, except that any shares of Class B Common Stock can only be appointed in further trust for the benefit of any one or more of the descendants of Charles F. Dolan upon substantially the same terms as the 2009 Family Trusts. Upon the death of a child of Charles F. Dolan, the 2009 Family Trustees will distribute any remaining unappointed trust principal of his or her trust in continuing trust for such child’s then living descendants, per stirpes. If there are no such living descendants, then the 2009 Family Trustees will distribute any remaining trust principal to the other 2009 Family Trusts for the benefit of the then living descendants of Charles F. Dolan. If there are no such living descendants, the trust principal will be distributed to the Dolan Family Foundation or any successor thereto or, if it is not then in existence, then to a charitable organization.
     Each Beneficiary has a right of withdrawal with respect to certain contributions made to his or her respective trust that constitute a gift within the meaning of Chapter 12 of the Internal Revenue Code, and that do not exceed the gift tax exclusion found in Section 2503(b) of the Code. If the right of withdrawal is not exercised, such right lapses with respect to all or a certain portion of such gift on each of the following dates: (i) 30 days following Charles F. Dolan’s death, (ii) the last day of the calendar year in which such gift is made (or 60 days following the gift, if later), and (iii) the first day of the subsequent calendar year. A donor may deny any Beneficiary the right of withdrawal with respect to a gift. To the extent of this right of withdrawal, each Beneficiary of such trust may be said to have a direct economic interest in trust assets, including, if applicable, securities of the Issuer which may be contributed as a gift to the 2009 Family Trusts. Currently, no portion of trust assets may be withdrawn by any Beneficiary pursuant to the right of withdrawal.
     Except to the extent of the right of withdrawal, each Beneficiary of the 2009 Family Trusts has only a contingent economic interest in the securities of the Issuer held by the 2009 Family Trusts because Lawrence J. Dolan and David M. Dolan, as 2009 Family Trustees thereof, have the sole discretion to distribute or accumulate the income and the sole discretion to distribute the principal of the 2009 Family Trusts to each Beneficiary.
     The following table lists each 2009 Family Trust’s name and the name of its beneficiary (each a “Current Beneficiary”).

Name of Trust	Current Beneficiary
CFD 2009 Family Trust FBO James L. Dolan	James L. Dolan and his descendants
CFD 2009 Family Trust FBO Patrick F. Dolan	Patrick F. Dolan and his descendants
CFD 2009 Family Trust FBO Thomas C. Dolan	Thomas C. Dolan
CFD 2009 Family Trust FBO Kathleen M. Dolan	Kathleen M. Dolan and her descendants
CFD 2009 Family Trust FBO Marianne Dolan Weber	Marianne Dolan Weber and her descendants
CFD 2009 Family Trust FBO Deborah A. Dolan-Sweeney	Deborah A. Dolan-Sweeney and her descendants

Annex A
Additional Information Regarding
March 8, 2011 Transactions
On March 8, 2011, the trusts set forth in the table below transferred the number of shares of the Issuer’s Class B Common Stock set forth in the table below to Charles F. Dolan or Helen A. Dolan, as indicated in the table below, in exchange for a promissory note in the principal amount set forth in the table below. The shares were valued at $28.44 per share, the mean of the high and low trading price for the Class A Common Stock on March 8, 2011, for such purpose.

	Number of shares of
	Class B Common
	Stock transferred	Promissory Note
Transferor	to Transferee	issued to Transferor	Transferee
Charles F. Dolan GRAT #6M	1,270,422	$36,130,801.68	Charles F. Dolan
Charles F. Dolan GRAT #7M	1,200,384	$34,138,920.96	Charles F. Dolan
Charles F. Dolan GRAT #8M	1,031,082	$29,323,972.08	Charles F. Dolan
Helen A. Dolan GRAT #6M	687,349	$19,548,205.56	Helen A. Dolan
Helen A. Dolan GRAT #7M	667,849	$18,993,625.56	Helen A. Dolan
Helen A. Dolan GRAT #8M	594,800	$16,916,112.00	Helen A. Dolan
On March 8, 2011, Charles F. Dolan and Helen A. Dolan contributed the number of shares of Class B Common Stock listed in the table below to the Grantor Retained Annuity Trust listed in the table below. No funds were exchanged in connection with any of the transfers of shares of the Issuer’s Class B Common Stock.

	Number of shares of Class B
Transferor	Common Stock	Transferee
Charles F. Dolan	3,501,888	Charles F. Dolan 2011 GRAT #1M
Helen A. Dolan	1,949,998	Helen A. Dolan 2011 GRAT #1M